Exhibit 99.1

Weida Communications to Cooperate with SEC Investigation of CFO and Stockholder in Connection with Other Activities

Company Announces Board of Directors Resignations

Fort Lauderdale, FL, April 25, 2005 - Weida Communications, Inc. (OTC: WDAC.PK), a U.S. managed telecommunications operator in China, stated that the SEC is investigating whether Joseph Zumwalt, chief financial officer of Weida, and Anthony Giordano, one of Weida’s largest stockholders, engaged in alleged illegal activities in connection with an independent investment entity that they were involved with, which is also a stockholder of Weida.

As a result of the investigation, the SEC temporarily suspended trading of Weida’s securities.  This suspension is expected to expire on May 6, 2005 at 11:59 p.m. EDT and trading of Weida is expected to resume on May 7, 2005.  The SEC also froze Weida’s bank accounts.  Additionally, the SEC has not provided any specific information with respect to the charges against Mr. Zumwalt or Mr. Giordano, or its actions with respect to Weida.  At this time, no charges have been asserted against Weida.

Weida is cooperating fully with the SEC throughout this process, and has no higher priority than maintaining the confidence of its stockholders, customers and employees.  Weida will provide more information as it becomes available.

In reaction to the SEC’s investigation, Ronald C. Bernard and Paul B. Cervellero have resigned from Weida’s Board of Directors, effective immediately.  Mr. Zumwalt has also been suspended from all duties as CFO of Weida pending the investigation.

About Weida Communications, Inc.

Weida Communications is a U.S.-managed company that provides data communication services via satellite to businesses and government agencies throughout China.  The company participates in the fast-growing China telecom market through its majority profit sharing interest in and control of the only public company in China holding a license for bi-directional VSAT (Very Small Aperture Terminal) satellite communications services.  VSAT is an attractive telecommunications solution in China with its exploding demand for telecommunications, dense urban areas, and extensive mountainous terrain. For more information, visit the Weida Communications, Inc. Web site at http://www.weida.com.

This press release contains forward-looking statements as that term is defined in the Private Securities Litigation Reform Act of 1995. Such statements are based on the current expectations of the management of Weida Communications, Inc. (the Company) only, and are subject to a number of risk factors and uncertainties, including but not limited to the need for equity financing in order to consummate the acquisition of a legal ownership interest in Guangzhou Weida, limited operating history, Weida Communications’ historical and likely future losses, uncertain regulatory landscape in the People’s Republic of China, fluctuations in quarterly operating results, the Company’s reliance on the provision of VSAT-based communications services for the majority of its revenues, changes in technology and market requirements, decline in demand for the Company’s products, inability to timely develop and introduce new technologies, products and applications, difficulties or delays in absorbing and integrating acquired operations, products, technologies and personnel, loss of market share, and pressure on pricing resulting from competition, which could cause the actual results or performance of the Company to differ materially from those described therein. We undertake no obligation to update these forward- looking statements. For a more detailed description of the risk factors and uncertainties affecting the Company, refer to the Company’s reports filed from time to time with the Securities and Exchange Commission, including the information about risk factors provided in Item 1, “Business,” in the Company’s Annual Report on Form 10-K for the fiscal year ended June 30, 2004, filed with the SEC on October 12, 2004.